EXHIBIT 23.2



Board of Directors
Pacific Aerospace & Electronics, Inc.


August 28, 1998


We consent to incorporation by reference in registration statement numbers 333-29007 and 333-39799 on Forms S-8 and registration statement numbers 333-25177 and 333-41407 on Forms S-3 of Pacific Aerospace & Electronics, Inc. of our report dated June 30, 1998, relating to the consolidated balance sheet of Pacific Aerospace and Electronics, Inc. as of May 31, 1998 and the related consolidated statements of earnings, shareholders' equity, and cash flows for the year then ended, which report appears in the May 31, 1998 annual report on Form 10-K of Pacific Aerospace & Electronics, Inc.


/s/ KPMG PEAT MARWICK LLP